ALAN W. PERYAM, LLC
                                 Attorney at Law
                         1120 Lincoln Street, Suite 1000
                           Denver, Colorado 80203-2138

                                                       Telephone: (303) 866-0900
                                                       Facsimile: (303) 866-0999



                                  May 18, 2000



Fan Energy Inc.
1801 Broadway, Suite 720
Denver, Colorado 80202

Gentleman:

     We refer to the Amendment No. 1 Registration Statement No. 333-36516 on Form SB-2 ("Registration Statement") of Fan energy Inc., a Nevada corporation ("Company"), relating to the offer and sale of up to 3,000,000 units, consisting of 3,000,000 shares of $0.001 par value common stock (the "Common Stock") and 3,000,000 warrants to purchase one additional share of Common Stock, to be offered by the Company, and 900,000 shares of Common Stock to be offered for resale by holders of such securities as described therein.

     We have reviewed such documents and records as we have deemed necessary to enable us to express an informed opinion on the matters covered thereby and we are of the opinion that the units, Common Stock and warrants described in the Registration Statement will be when issued as described in the Registration Statement, or, upon exercise of warrants in accordance with their terms, legally issued, fully paid and nonassessable.

                                             Sincerely,

                                             ALAN W. PERYAM, LLC



                                             By /s/ Alan W. Peryam
                                                -------------------------------
                                                Alan W. Peryam